Filed Pursuant to Rule 433
Registration No. 333-168984
November 17, 2010
NV ENERGY, INC.
$315,000,000
6.25% Senior Notes due 2020

Issuer:	NV Energy, Inc.
Issue:	6.25% Senior Notes due 2020
Ratings:*	Ba3/BB/BB (Moody’s/S&P/Fitch)
Offering Size:	$315,000,000
Coupon:	6.25%
Trade Date:	November 17, 2010
Settlement Date:	November 22, 2010 (T+3)
Maturity Date:	November 15, 2020
Initial Public Offering Price:	100.0%
Yield to Maturity:	6.25%
Benchmark Treasury:	2.625% due November 15, 2020
Benchmark Treasury Yield:	2.867%
Spread to Benchmark Treasury:	+338.3 bps
Optional Redemption:	Make-whole call, 50 bps spread over U.S. Treasuries
Interest Payment Dates:	May 15 and November 15 of each year, commencing on May 15, 2011
CUSIP Number:	67073Y AA4
Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

*	A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.
The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which the communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.